Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126161 and 333-150053 on Form S-8 and Registration Statement No. 333-164903 on Form S-3 of our reports dated February 17, 2012, relating to the consolidated financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 21, 2012